Exhibit 11.1
THE HOME DEPOT, INC. AND SUBSIDIARIES

Computation of Earnings
Per Common and Common Equivalent Share

(In Thousands, Except Per Share Data)
                                            Three Months Ended
                                      May 1, 1994       May 2, 1993
Primary

Net earnings applicable
  to common and common
  equivalent shares                      $139,734          $106,799

Shares:
  Weighted average number
  of common and common
  equivalent shares
  assuming average
  market price for period                 453,976           452,561

Primary earnings
  per common and common
  equivalent share                       $   .308          $   .236
Fully Diluted

  Net earnings applicable
    to common and common
    equivalent shares                    $139,734          $106,799

  Tax effected interest
    expense attributable to
    convertible subordinated notes         $5,260             $5,157

                                         $144,994           $111,956
  Shares:
    Weighted average number
    of common and common
    equivalent shares at higher
    of ending or average
    market price                         454,068            452,561

  Additional shares from
    convertible subordinated notes        20,774             20,774

                                         474,842            473,335
  Fully diluted earnings
    per common & common
    equivalent share                      $ .305             $ .236


(1) Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan.

(2) The Company's 4.5% convertible notes, issued in 1992 are common stock equivalents. Fully diluted earnings per share shows the effect on earnings per share assuming conversion of the 4.5% convertible notes as of the beginning of the accounting periods presented. For the three month period ended May 1, 1994, shares issuable upon conversion of the notes were dilutive, but had no impact on earnings per share. For the three month period ended May 2, 1993, shares issuable upon conversion of the notes were anti-dilutive.


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